Exhibit 10.1

GSI TECHNOLOGY, INC.

2009 VARIABLE COMPENSATION PLAN

(Effective as of April 1, 2008)

1.  Introduction.  The Company hereby adopts the Plan, effective as of April 1, 2008.  The purpose of the Plan is to encourage performance and achieve retention of a select group of executive employees of GSI Technology, Inc.  This document constitutes the written instrument under which the Plan is maintained.

2.  Definitions.

  “Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) misconduct that results in harm to the Company; (iii) material failure to perform assigned duties; or (iv) willful disregard of lawful instructions from the chief executive officer of the Company or the Board of Directors relating to the business of the Company or any of its affiliates.

  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued with respect thereof.

  “Committee” means the Compensation Committee of the Company’s Board of Directors.

  “Company” means GSI Technology, Inc., a Delaware corporation.

  “Disability” means that a Participant (i)  is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii)  is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

   “Eligible Employee” means each employee who is eligible for the Plan as designated by the Committee as set forth in approved minutes.

  “Operating Income” means the Company’s operating income for fiscal 2009, excluding (1) share based compensation, (2) acquisition-related costs and (3) any adjustments as deemed necessary by the Committee for 2009.

  “Normal Retirement Age” means age sixty (60).

  “Participant” means each Eligible Employee who is designated from time to time by the Committee in writing.

  “Plan” means the GSI Technology, Inc. 2009 Variable Compensation Plan, as set forth in this document and as hereafter amended.

  “Retirement” means the termination of employment after Normal Retirement Age.

3.  Variable Compensation Award.

(a) Variable Compensation Award and Calculation of Payable Amount. Each Participant will receive an award, entitling the Participant to earn variable compensation, the payment of which will be based upon (i) the achievement of performance criteria based on Operating Income and net revenues determined in accordance with US GAAP, or a combination of the two and (ii) continued employment by the Participant through the vesting dates set forth in Section 4 hereof (the “Variable Compensation Award”).  The Committee shall designate in writing the amount payable under the Variable Compensation Award and, if applicable, the percentage of the amount payable under the Variable Compensation Award that is allocable to each of the criteria.  Notwithstanding the foregoing, the maximum amount payable under a Variable Compensation Award granted to any Participant shall not exceed two times the

Participant’s target Variable Compensation Award for 2009, unless the Committee, in its sole discretion, decides to permit a greater amount with respect to such Participant based on the performance and condition of the Company’s business. Also, at any time prior to April 1, 2009, the Committee or the CEO, in his, her, or its sole discretion, may reduce the amount payable under any Participant’s Variable Compensation Award.  The amount of the Variable Compensation Award that may become payable to the extent it becomes vested in accordance with the schedule set forth in Section 4 hereof shall be calculated as soon as reasonably practicable following April 1, 2009 based on the extent to which the performance criteria set forth in this Section 3(a) have been achieved (the “Award Payment Amount”).

(b) Interest on Award Payment Amount. Interest at the Fed Funds Rate as of the date the Award Payment Amount is calculated by the Committee shall accrue on the Participant’s unvested and unpaid Award Payment Amount.  Subject to the forfeiture provisions in Section 4(c), interest shall be paid in accordance with the vesting schedule established by the Committee at the time the Award Payment Amount is calculated.

4.  Payment of Variable Compensation Award.

(a)  Vesting, Timing and Form of Payment. Subject to Sections 4(b), 4(c), 4(d) and 7, each Participant’s Award Payment Amount shall vest and be paid as follows:

(i)  Sixty percent (60%) of the Participant’s Award Payment Amount shall vest and be paid to the Participant on the last business day in April 2009; and

(ii)  Twenty percent (20%) of the Participant’s Award Payment Amount (i.e. fifty percent (50%) of the Award Payment Amount then remaining) shall vest and be paid to the Participant on the last business day in April, 2010; and

(iii)  Twenty percent (20%) of the Participant’s Award Payment Amount (i.e. one-hundred percent (100%) of the Award Payment Amount then remaining) shall vest and be paid to the Participant on the last business day in April, 2011.

(b)  Distribution in the Event of Retirement, Termination as a result of Disability or without Cause. If a Participant terminates employment because of Retirement or Disability, or the Company terminates a Participant’s employment without Cause, the Participant shall be entitled to payment of all of his or her Award Payment Amount according to the schedule in Section 4(a), provided that if termination under these conditions occurs prior to April 1, 2009, the amount of the Variable Compensation Award payable will be the Award Payment Amount calculated pursuant to Section 3(a), multiplied by the number of days employee was employed in Fiscal 2009 by the Company and then divided by 365 days, and all remaining amounts payable under Variable Compensation Award for 2009 shall be forfeited.

(c)  Forfeiture. If the Company terminates a Participant’s employment for Cause or if the Participant’s employment is terminated for any reason other than as a result of Retirement or Disability, he or she shall forfeit all or any portion of his or her entire Award Payment Amount for 2009 (as set forth in Section 3(a)) which is not yet vested and payable under the schedule set forth in Section 4(a) as of the date of termination.

(d)  Timing of Distribution to a Beneficiary. If a Participant dies while still employed by the Company or after termination due to Retirement, Disability, or termination by the Company without Cause but before receiving a distribution of all of his or her Award Payment Amount according the schedule in Section 4(a), then the vesting of the Participant’s Award Payment Amount shall be fully accelerated such that one-hundred percent (100%) of the Award Payment Amount, as calculated pursuant to Section 4(b) hereof (with the amount prorated to the date of death in the event death occurs prior to April 1, 2009), will be distributed to his or her beneficiary as a lump sum distribution on the April 30 following the Participant’s death.

(e)  Beneficiary Designation. Each Participant must designate a beneficiary to receive a distribution of his or her Variable Compensation Award if the Participant dies before such amount is fully distributed to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant’s estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is signed and dated by the Participant’s spouse.

5.  Withholding. The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions that may be required.

6.  Administration. The Plan is administered and interpreted by the Company. The Company has delegated to the Committee certain responsibilities under the Plan. The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.  Subject to the provisions of the Plan, the Committee shall have full authority to select, in its sole discretion the Participant to whom Variable Compensation Awards will be granted.

7.  Amendment or Termination. Through March 31, 2009, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan at any time, without prior notice to any Participant. After April 1, 2009, the Committee may amend or terminate the Plan provided that any such amendment does not reduce or increase any benefit to which a Participant has accrued and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan. Notwithstanding the foregoing to the contrary, the Company reserves the right to the extent it deems necessary or advisable, in its sole discretion, to unilaterally alter or modify the Plan and any Variable Compensation Awards made thereunder to ensure that the Plan and Variable Compensation Awards provided to Participants who are U.S. taxpayers are made in such a manner that either qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Plan or any Variable Compensation Awards made thereunder will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Variable Compensation Awards made thereunder. The Plan shall automatically terminate on the date when no Participant (or beneficiary) has any right to or expectation of payment of further benefits under the Plan.

8.  Source of Payments. All payments under the Plan will be paid in cash from the general funds of the Company. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of the Company. This Plan shall be binding upon the Company’s successors and assigns.

9.  Inalienability. A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

10.  Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of California without reference to its principles of conflicts-of-laws.

11.  Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12.  No Right of Continued Employment. THIS PLAN DOES NOT GIVE ANY ELIGIBLE EMPLOYEE OR PARTICIPANT THE RIGHT TO BE RETAINED AS AN EMPLOYEE. SUBJECT TO THE TERMS OF ANY WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY, THE COMPANY SHALL HAVE THE RIGHT TO TERMINATE OR CHANGE THE TERMS OF EMPLOYMENT OF AN ELIGIBLE EMPLOYEE OR A PARTICIPANT AT ANY TIME AND FOR ANY REASON WHATSOEVER, WITH OR WITHOUT CAUSE.

13.  Bindings on Successor.  The liabilities and obligations of the Company under this Plan will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction.

IN WITNESS WHEREOF, GSI Technology, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

GSI TECHNOLOGY, INC.

/s/ Lee-Lean Shu
Name: Lee-Lean Shu
Title: Chief Executive Officer